Exhibit 99.4

Expro Group Holdings International Limited

Unaudited Condensed Consolidated Financial Statements

As of June 30, 2021 and December 31, 2020 and

for the Three and Six Months Ended June 30, 2021 and 2020

EXPRO GROUP HOLDINGS INTERNATIONAL LIMITED

TABLE OF CONTENTS

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020:

Condensed Consolidated Statements of Operations (Unaudited)	1

Condensed Consolidated Statements of Comprehensive Loss (Unaudited)	2

Condensed Consolidated Balance Sheets (Unaudited)	3

Condensed Consolidated Statements of Cash Flows (Unaudited)	4

Condensed Consolidated Statement of Stockholders’ Equity (Unaudited)	5

Notes to Condensed Consolidated Financial Statements (Unaudited)	6

Expro Group Holdings International Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Total revenue	$176,251	$165,130	$332,546	$371,830
Operating costs and expenses:
Cost of revenue	(174,008)	(162,854)	(338,738)	(370,636)
General and administrative	(6,297)	(6,802)	(13,035)	(11,178)
Impairment charges	-	-	-	(275,594)
Merger and integration costs	(4,703)	-	(9,526)	-
Severance and other charges	(1,637)	(4,803)	(2,192)	(5,863)
Total operating cost and expenses	(186,645)	(174,459)	(363,491)	(663,271)
Operating loss	(10,394)	(9,329)	(30,945)	(291,441)
Other income (expenses), net	387	(380)	626	(1,279)
Interest and finance (charges) income, net	(1,604)	(409)	(3,231)	3,244
Loss before taxes and equity in income of joint ventures	(11,611)	(10,118)	(33,550)	(289,476)
Equity in income of joint ventures	3,957	2,156	8,049	6,607
Loss before income taxes	(7,654)	(7,962)	(25,501)	(282,869)
Income tax (expenses) benefit	(727)	(5,377)	(3,272)	4,360
Net loss	$(8,381)	$(13,339)	$(28,773)	$(278,509)

Loss per common share:
Basic and diluted	$(0.14)	$(0.23)	$(0.49)	$(4.76)
Weighted average common shares outstanding:
Basic and diluted	58,489,895	58,489,895	58,489,895	58,489,895

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Comprehensive Loss (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(8,381)	$(13,339)	$(28,773)	$(278,509)
Other comprehensive loss:
Amortization of prior service credit	(61)	-	(122)	-
Other comprehensive loss	(61)	-	(122)	-
Comprehensive loss	$(8,442)	$(13,339)	$(28,895)	$(278,509)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Expro Group Holdings International Limited

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share data)

	June 30,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$82,380	$116,924
Restricted cash	1,927	3,785
Accounts receivable, net	231,367	193,600
Inventories, net	62,015	53,359
Income tax receivables	19,599	20,327
Other current assets	35,682	39,957
Total current assets	432,970	427,952

Property, plant and equipment, net	285,863	294,723
Investments in joint ventures	53,132	45,088
Intangible assets, net	162,120	173,168
Goodwill	25,504	25,504
Operating lease right-of-use assets	59,594	57,247
Non-current accounts receivable, net	10,519	11,321
Other non-current assets	5,539	4,748
Total assets	$1,035,241	$1,039,751

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$147,491	$136,242
Income tax liabilities	15,410	13,657
Finance lease liabilities	1,207	1,220
Operating lease liabilities	14,447	14,057
Other current liabilities	74,526	59,043
Total current liabilities	253,081	224,219

Deferred tax liabilities, net	24,353	26,817
Post-retirement benefits	56,039	57,946
Non-current finance lease liabilities	16,522	16,974
Non-current operating lease liabilities	59,116	58,585
Other non-current liabilities	43,041	43,226
Total liabilities	452,152	427,767

Commitments and contingencies (Note 17)

Stockholders’ equity:
Common stock, ordinary $0.01 shares, par value $0.01 per share issued 58,489,895 at June 30, 2021 and December 31, 2020	585	585
Warrants	10,530	10,530
Additional paid-in capital	1,006,100	1,006,100
Accumulated other comprehensive loss	(1,616)	(1,494)
Accumulated deficit	(432,510)	(403,737)
Total stockholders’ equity	583,089	611,984
Total liabilities and stockholders’ equity	$1,035,241	$1,039,751

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(28,773)	$(278,509)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment charges	-	275,594
Depreciation and amortization	54,149	57,286
Equity in income of joint ventures	(8,049)	(6,607)
Elimination of unrealized profit on sales to joint ventures	5	1,136
Deferred tax credit	(2,463)	(15,355)
Unrealized foreign exchange loss (gain)	1,148	(1,811)
Changes in assets and liabilities:
Accounts receivable, net	(38,756)	9,974
Inventories, net	(8,656)	556
Other assets	3,442	(3,056)
Accounts payable and accrued liabilities	15,146	(12,317)
Other liabilities	16,122	3,160
Income taxes, net	1,657	(1,435)
Other, net	(2,577)	(5,523)
Dividends received from joint ventures	-	72
Net cash provided by operating activities	2,395	23,165
Cash flows from investing activities:
Capital expenditures	(37,644)	(58,942)
Net cash used in investing activities	(37,644)	(58,942)
Cash flows from financing activities:
Release of collateral deposits	42	1,596
Payments of debt issuance and other transaction costs	(438)	(28)
Repayments of finance leases	(584)	(750)
Net cash (used in) provided by financing activities	(980)	818
Effect of exchange rate changes on cash and cash equivalents	(173)	(1,653)
Net decrease to cash and cash equivalents and restricted cash	(36,402)	(36,612)
Cash and cash equivalents and restricted cash at beginning of year	120,709	147,085
Cash and cash equivalents and restricted cash at end of period	$84,307	$110,473

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds	$(4,079)	$(12,432)
Cash paid for interest, net	$(1,997)	$(1,299)
Change in accounts payable and accrued expenses related to capital expenditures	$(3,265)	$(13)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Stockholders’ Equity (Unaudited)

(in thousands)

	Three Months Ended June 30, 2021
	Common Stock	Warrants	Additional paid-in capital	Accumulated Other comprehensive Loss	Accumulated Deficit	Total Stockholder’s Equity
Balance at April 1, 2021	$585	$10,530	$1,006,100	$(1,555)	$(424,129)	$591,531
Comprehensive loss:
Net loss	-	-	-	-	(8,381)	(8,381)
Other comprehensive loss	-	-	-	(61)	-	(61)
Balance at June 30, 2021	$585	$10,530	$1,006,100	$(1,616)	$(432,510)	$583,089

	Three Months Ended June 30, 2020
	Common Stock	Warrants	Additional paid-in capital	Accumulated Other comprehensive Loss	Accumulated deficit	Total Stockholder’s Equity
Balance at April 1, 2020	$585	$10,530	$1,006,100	$3,174	$(361,009)	$659,380
Comprehensive loss:
Net loss	-	-	-	-	(13,339)	(13,339)
Other comprehensive loss	-	-	-	-	-	-
Balance at June 30, 2020	$585	$10,530	$1,006,100	$3,174	$(374,348)	$646,041

	Six Months Ended June 30, 2021
	Common Stock	Warrants	Additional paid-in capital	Accumulated Other comprehensive Loss	Accumulated Deficit	Total Stockholder’s Equity
Balance at January 1, 2021	$585	$10,530	$1,006,100	$(1,494)	$(403,737)	$611,984
Comprehensive loss:
Net loss	-	-	-	-	(28,773)	(28,773)
Other comprehensive loss	-	-	-	(122)	-	(122)
Balance at June 30, 2021	$585	$10,530	$1,006,100	$(1,616)	$(432,510)	$583,089

	Six Months Ended June 30, 2020
	Common Stock	Warrants	Additional paid-in capital	Accumulated Other comprehensive Loss	Accumulated deficit	Total Stockholder’s Equity
Balance at January 1, 2020	$585	$10,530	$1,006,100	$3,174	$(95,839)	$924,550
Comprehensive loss:
Net loss	-	-	-	-	(278,509)	(278,509)
Other comprehensive loss	-	-	-	-	-	-
Balance at June 30, 2020	$585	$10,530	$1,006,100	$3,174	$(374,348)	$646,041

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Expro Group Holdings International Limited

Notes to Condensed Consolidated Financial Statements (Unaudited)

For the Three and Six Months Ended June 30, 2021 and 2020

1.	Business description

Expro Group Holdings International Limited (the “Company” or “EGHIL”) and our consolidated subsidiaries (collectively referred to as “We”, “Expro” or the “Group”), provide services and products that measure, improve, control and process flow from oil and gas wells, from exploration and appraisal through field production optimization and enhancement and field abandonment.

EGHIL is a limited company incorporated in the Cayman Islands with its registered office situated in the Cayman Islands.

On March 11, 2021, the Company announced that it had entered into a definitive agreement to merge with Frank’s International N.V.(“Frank’s”), a leading provider of tubular running services, tubular products and offerings and cementing solutions. The merger is subject to shareholder approval of both parties, regulatory approval and to other customary closing conditions. The transaction is expected to close in the third quarter of 2021. It is expected that the proposed merger would be accounted for using acquisition method of accounting with Expro being identified as the accounting acquirer. During the three and six months ended June 30, 2021, the Company has incurred $4.7 million and $9.5 million, respectively of merger and integration costs, which consist primarily of legal fees, professional fees, integration and other costs with respect to the proposed merger, which is included in “Merger and integration costs” in the unaudited condensed consolidated statements of operations. No such costs were incurred for the three and six months ended June 30, 2020.

2.	Basis of preparation and significant accounting policies

Basis of preparation

The unaudited condensed consolidated financial statements reflect the accounts of EGHIL and all of its subsidiaries. All intercompany balances and transactions, including unrealized profits arising from them, have been eliminated for purposes of preparing these unaudited condensed consolidated financial statements. Investments in which we do not have a controlling interest, but over which we do exercise significant influence, are accounted for under the equity method of accounting.

The accompanying condensed consolidated financial statements have not been audited by our independent registered public accounting firm. The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim consolidated financial information. Accordingly, these unaudited condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for annual consolidated financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2020 included in our Annual Report.

In the opinion of management, the unaudited condensed consolidated financial statements included herein contain all adjustments necessary to present fairly our financial position as of June 30, 2021 and the results of our operations and cash flows for the three and six months ended June 30, 2021 and 2020. Such adjustments are of a normal recurring nature. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or for any other period.

The unaudited condensed consolidated financial statements have been prepared using the United States dollar (“$” or “U.S. dollar”) as the reporting currency.

Significant accounting policies

Refer to “Note 2 Basis of preparation and significant accounting policies” of our consolidated financial statements as of and for the year ended December 31, 2020 for discussion of our significant accounting policies. There have been no material changes in our significant accounting policies as compared to the significant accounting policies described in our consolidated financial statements as of and for the year ended December 31, 2020.

Expro Group Holdings International Limited

Notes to Condensed Consolidated Financial Statements (Unaudited)

For the Three and Six Months Ended June 30, 2021 and 2020

2.	Basis of preparation and significant accounting policies (continued)

Recent accounting pronouncements

We have adopted the following accounting standards updates (“ASUs”) as of January 1, 2021 with no material impact on our unaudited condensed consolidated financial statements or disclosures:

●	ASU 2021-03, 'Intangibles—Goodwill and Other (Topic 350): Accounting Alternative for Evaluating Triggering Events

●	ASU 2021-01, Reference Rate Reform (Topic 848);

●	ASU 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans;

●	ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes;

●	ASU 2020-01, Clarifying the interactions between Topic 321, Topic 323, and Topic 815;

●	ASU 2020-08, Codification Improvements to Subtopic 310-20, Receivables—Nonrefundable Fees and Other Costs;

●	ASU 2020-10, Codification Improvements.

3.	Impairment charges

The following table presents total amount of impairment charges recognized during the three and six months ended June 30, 2021 and 2020 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Property, plant and equipment, net	$-	$-	$-	$8,332
Operating lease right-of-use assets	-	-	-	14,975
Intangible assets, net	-	-	-	60,394
Goodwill	-	-	-	191,893
Total	$-	$-	$-	$275,594

Goodwill

Goodwill is not subject to amortization and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. A qualitative assessment is allowed to determine if goodwill is potentially impaired. We have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the quantitative goodwill impairment test. The qualitative assessment determines whether it is more likely than not that a reporting unit’s fair value is less than it’s carrying amount. If it is more likely than not that the fair value of the reporting unit is less than the carrying amount, then a quantitative impairment test is performed. The quantitative goodwill impairment test is used to identify both the existence of impairment and the amount of impairment loss. The test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit is less than it’s carrying value, an impairment loss is recorded based on that difference.

As of June 30, 2021 we did not identify any trigerring events that would represent an indicator of impairment of our goodwill. Accordingly, no impairment charges related to goodwill have been recorded during the three and six months ended June 30, 2021.

During the three months ended June 30, 2020, we did not identify any trigerring events that would represent an indicator of impairment of our goodwill. Accordingly, no impairment charges related to goodwill were recorded during the three months ended June 30, 2020. However, during the six months ended June 30, 2020 the Group observed a material increase in macro-economic uncertainty and a material decrease in oil and gas prices as a result of a combination of factors, including the substantial decline in global demand for oil caused by the COVID-19 pandemic and disagreements between the Organization of Petroleum Exporting Countries and other oil producing nations (OPEC+) regarding limits on production. As a result, customers significantly decreased capital budgets and other spending, which significantly impacted our global outlook for the energy services industry. We determined that these events constituted a triggering event that required us to perform a quantitative goodwill impairment assessment as of March 31, 2020 (“testing date”) and to review the recoverability of all our long-lived assets.

Expro Group Holdings International Limited

Notes to Condensed Consolidated Financial Statements (Unaudited)

For the Three and Six Months Ended June 30, 2021 and 2020

3.	Impairment charges (continued)

We used the income approach to estimate the fair value of our reporting units, but also considered the market approach to validate the results. The income approach estimates the fair value by discounting the reporting unit’s estimated future cash flows using an estimated discount rate, or expected return, that a marketplace participant would have required as of the valuation date. The market approach includes the use of comparative multiples to corroborate the discounted cash flow results and involves significant judgment in the selection of the appropriate peer group companies and valuation multiples.

Under the income approach, we utilized third-party valuation advisors to assist us with these valuations. These analyses included significant judgment, including significant Level 3 assumptions related to management’s short-term and long-term forecast of operating performance, discount rates based on our estimated weighted average cost of capital, revenue growth rates, profitability margins and capital expenditures.

Our interim quantitative impairment test in 2020 determined the carrying value of certain of our reporting units exceeded their estimated fair value as of the testing date, which resulted in goodwill impairment charges of $191.9 million.

Long-lived Assets

No impairment charges of our long-lived assets were recorded during the three and six months ended June 30, 2021. No impairment charges were recorded during the three months ended June 30, 2020, however, during the six months ended June 30, 2020, we identified certain of our long-lived assets which exceeded their respective fair values and certain of our long-lived assets which were deemed to be no longer useable and as a result, we recorded impairment charges of $8.3 million, $15.0 million and $60.4 million relating to our property, plant and equipment, operating lease right-of-use assets and intangible assets, respectively.

4.	Business segment reporting

Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s Chief Operating Decision Maker (“CODM”), which is our Chief Executive Officer, in deciding how to allocate resources and assess performance. Our CODM manages our operational segments that are aligned with our geographical regions as below:

●	Europe and Sub-Saharan Africa (“ESSA”)
●	Asia (“ASIA”)
●	Middle East and North Africa (“MENA”) and
●	North and Latin America (“NLA”).

Each of these operational segments include a range of solutions which are provided across three main areas of capabilities:

Well testing and appraisal services

Services used for the safe production, measurement and sampling of hydrocarbons from a well during either exploration and appraisal testing of a new field, the flowback and clean-up of a new well prior to production or inline testing of a well during its producing life. Well testing typically involves the measurement of production rates, the recording of transient pressure data from the reservoir and the sampling of reservoir fluids. By analyzing this information, it is possible for the customer to estimate hydrocarbon reserves and determine rock properties, reservoir size and connectivity.

Subsea, completion and intervention services

A well completion consists of providing the in well tubulars and equipment needed for the safe production of hydrocarbons from the reservoir to surface production facilities. Completion services are required to install the completion string in the well and subsea completion landing strings facilitate this for subsea wells. We also provide wireline intervention services to subsequently service and monitor the performance of the well.

Production services

Production systems are used to provide a safe and efficient means of processing produced oil, gas and water. Solids control equipment is used to remove sand or debris from the well, followed by a separation system to split the three different well streams. Gas is usually separated from the well stream for either consumption, sale, flaring or reinjection into the well or reservoir. Water is typically separated, treated and either disposed of overboard or re-injected into the reservoir for pressure maintenance. Oil is typically separated, treated as necessary, and pumped to storage facilities or an export pipeline. We can provide a range of production packages, onshore and offshore, for early production or for production enhancement.

Expro Group Holdings International Limited

Notes to Condensed Consolidated Financial Statements (Unaudited)

For the Three and Six Months Ended June 30, 2021 and 2020

4.	Business segment reporting (continued)

The following table presents our revenue disaggregated by our operating segments (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
ESSA	$65,177	$53,185	$118,807	$125,469
ASIA	37,959	36,980	69,106	71,534
MENA	42,485	48,766	83,640	103,697
NLA	30,630	26,199	60,993	71,130
Total	$176,251	$165,130	$332,546	$371,830

Trading EBITDA

Our CODM regularly evaluates the performance of our operating segments using Trading EBITDA, which we define as loss before income taxes adjusted for interest and finance (charges) income, merger and integration costs, other income (expenses), severance and other charges, impairment charges, depreciation and amortization, equity in income of joint ventures and corporate costs.

The following table presents our Trading EBITDA disaggregated by our operating segments and reconciliation to loss before income taxes (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
ESSA	$10,315	$9,398	$15,681	$19,419
ASIA	8,317	9,193	13,483	15,575
MENA	14,079	21,511	29,137	43,126
NLA	3,355	(1,330)	5,783	2,790
Total Trading EBITDA	36,066	38,772	64,084	80,910
Corporate costs	(13,730)	(16,304)	(29,162)	(33,608)
Equity in income of joint ventures	3,957	2,156	8,049	6,607
Depreciation and amortization	(26,390)	(26,994)	(54,149)	(57,286)
Impairment charges	-	-	-	(275,594)
Severance and other charges	(1,637)	(4,803)	(2,192)	(5,863)
Merger and integration costs	(4,703)	-	(9,526)	-
Other income (expenses), net	387	(380)	626	(1,279)
Interest and finance (charges) income, net	(1,604)	(409)	(3,231)	3,244
Loss before income taxes	$(7,654)	$(7,962)	$(25,501)	$(282,869)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

5.	Revenue

Disaggregation of revenue

We disaggregate our revenue from contracts with customers by geography, as disclosed in Note 4 above, as we believe this best depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors. Additionally, we disaggregate our revenue into main areas of capabilities.

The following table sets forth the total amount of revenue by main area of capabilities as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Well testing and appraisal services	$89,821	$83,869	$165,751	$194,288
Subsea, completion and intervention services	66,286	65,363	129,625	144,560
Production services	20,144	15,898	37,170	32,982
Total	$176,251	$165,130	$332,546	$371,830

Expro Group Holdings International Limited

Notes to Condensed Consolidated Financial Statements (Unaudited)

For the Three and Six Months Ended June 30, 2021 and 2020

5.	Revenue (continued)

Contract balances

We perform our obligations under contracts with our customers by transferring services and products in exchange for consideration. The timing of our performance often differs from the timing of our customer’s payment, which results in the recognition of unbilled receivables and deferred revenue.

Unbilled receivables are initially recognized for revenue earned on completion of the performance obligation which are not yet invoiced to the customer. The amounts recognized as unbilled receivables are reclassified to accounts receivable upon billing. Deferred revenue represents the Group’s obligations to transfer goods or services to customers for which the Group has received consideration, in full or part, from the customer.

Contract balances consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31,
	2021	2020
Accounts receivable, net	$186,274	$159,421
Unbilled receivables	$55,612	$45,500
Deferred revenue	$45,069	$29,063

The Group recognized revenue during the three and six months ended June 30, 2021 of $3.2 million and $4.3 million, respectively, and for the three and six months ended June 30, 2020 of $0.9 million and $3.9 million, respectively, out of the deferred revenue balance as of the beginning of the applicable year.

Transaction price allocated to remaining performance obligations

Remaining performance obligations represent firm contracts for which work has not been performed or has been partially performed and future revenue recognition is expected. We have elected the practical expedient permitting the exclusion of disclosing remaining performance obligations for contracts that have an original expected duration of one year or less and for our long-term contracts we have a right to consideration from customers in an amount that corresponds directly with the value to the customer of the performance completed to date.

6.	Severance and other charges

Due to the continued challenging environment in the energy services market, executive management approved a set of initiatives for the three and six months ended June 30, 2021 and 2020 intended to accelerate operating cost reductions and improve overall operating efficiency.

Severance and other charges incurred during the three and six months ended June 30, 2021 were $1.6 million and $2.2 million, respectively and charges for the three and six months ended June 30, 2020 were $4.8 million and 5.9 million respectively, and consists of severance benefits to terminated employees and other termination related costs including facility exit costs, substantially all of which was paid out by the end of June 30, 2021 and 2020.

7.	Income taxes

For interim financial reporting, we estimate the annual tax rate based on projected pre-tax loss before equity in income of joint ventures for the full year and record a quarterly income tax expense (benefit) in accordance with accounting guidance for income taxes. As the year progresses, we refine the estimate of the year’s pre-tax loss before equity in income of joint ventures as new information becomes available. The continual estimation process often results in a change to the expected effective tax rate for the year. When this occurs, we adjust the income tax expense (benefit) during the quarter in which the change in estimate occurs so that the year-to-date expense reflects the most current expected annual tax rate.

Our effective tax rates were (6.3%) and (9.8%) for the three and six months ended June 30, 2021, respectively and were (53.2%) and 1.5% for the three and six months ended June 30, 2020, respectively.

The UK statutory rate for three and six months ended June 30, 2021 and 2020 was 19%. Our effective tax rate was impacted primarily by changes in taxable profits in certain jurisdictions and the reduction of deferred tax liabilities due to impairment of intangibles.

We have performed an analysis of uncertain tax positions in the various jurisdictions in which we operate and concluded that we are adequately provided. Our provision for uncertain tax positions as of June 30, 2021 and December 31, 2020 included in “Other non-current liabilities” on the consolidated balance sheets was $34.6 million and $35.4 million, respectively.

Expro Group Holdings International Limited

Notes to Condensed Consolidated Financial Statements (Unaudited)

For the Three and Six Months Ended June 30, 2021 and 2020

8.	Investment in joint ventures

We have investments in two joint venture companies, which together provide us access to the Asian markets that otherwise would be challenging for us to penetrate or develop effectively on our own. COSL - Expro Testing Services (Tianjin) Co. Ltd (“CETS”), in which we have a 50% equity interest, has extensive offshore well testing and completions capabilities and a reputation for providing technology-driven solution in China. Similarly, PV Drilling Expro International Co. Ltd. (“PVD-Expro”) in which we have a 49% equity interest, offers the full suite of Expro products and services, including well testing and completions, in Vietnam. Both of these are strategic to our activities and offer the full capabilities and technology of Expro, but each company is independently managed. Investment in unconsolidated joint ventures are accounted for by the equity method.

The carrying value of our investment in joint ventures as of June 30, 2021 and December 31, 2020 was as follows (in thousands):

	June 30,	December 31,
	2021	2020
CETS	$49,634	$41,504
PVD-Expro	3,498	3,584
Total	$53,132	$45,088

9.	Accounts receivable, net

Accounts receivable, net consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31,
	2021	2020
Accounts receivable	$253,846	$215,750
Allowance for doubtful accounts and expected credit losses	(11,960)	(10,829)
Total	$241,886	$204,921

Current	231,367	193,600
Non – current	10,519	11,321
Total	$241,886	$204,921

10.	Inventories, net

Inventories, net consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31,
	2021	2020
Raw materials, net	$687	$531
Equipment, spares and consumables, net	40,945	42,464
Work-in progress	20,383	10,364
Total	$62,015	$53,359

11.	Other current assets and liabilities

Other current assets consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31,
	2021	2020
Prepayments	$13,500	$16,083
Value added tax receivables	18,064	19,213
Collateral deposits	1,719	1,761
Other	2,399	2,900
Total	$35,682	$39,957

Expro Group Holdings International Limited

Notes to Condensed Consolidated Financial Statements (Unaudited)

For the Three and Six Months Ended June 30, 2021 and 2020

11.	Other current assets and liabilities (continued)

Other current liabilities consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31,
	2021	2020
Deferred revenue	$45,069	$29,063
Other tax and social security	15,284	15,707
Other	14,173	14,273
Total	$74,526	$59,043

12.	Accounts payable and accrued liabilities

Accounts payable and accrued liabilities consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31,
	2021	2020
Accounts payable – trade	$69,841	$63,855
Payroll, vacation and other employee benefits	22,493	22,345
Accruals for goods received not invoiced	8,867	6,655
Other accrued liabilities	46,290	43,387
Total	$147,491	$136,242

13.	Property, plant and equipment, net

Property, plant and equipment, net consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31,
	2021	2020
Cost:
Land	$3,379	$3,379
Buildings and lease hold improvements	30,525	30,513
Plant and equipment	550,355	519,866
Total	584,259	553,758
Less: accumulated depreciation	(298,396)	(259,035)
Total	$285,863	$294,723

Depreciation expense relating to property, plant and equipment, including assets under finance leases, was $19.9 million and $41.3 million for the three and six months ended June 30, 2021, respectively, out of which $19.8 million and $41.1 million for the three and six months ended June 30, 2021, respectively is included in “Cost of revenue” additionally, $0.1 and $0.2 million for the three and six months ended June 30, 2021 is included in “General and administrative” in the unaudited condensed consolidated statements of operations.

Depreciation expense relating to property, plant and equipment, including assets under finance leases, was $20.8 million and $43.0 million for the three and six months ended June 30, 2020, respectively, out of which $20.7 million and $42.8 million for the three and six months ended June 30, 2020, respectively is included in “Cost of revenue” additionally, $0.1 and $0.2 million for the three and six months ended June 30, 2020 is included in “General and administrative” in the unaudited condensed consolidated statements of operations.

The carrying amount of our property, plant and equipment recognized in respect of assets held under finance leases as of June 30, 2021 and December 31, 2020 and included in amounts above is as follows (in thousands):

	June 30,	December 31,
	2021	2020
Cost:
Buildings	$18,622	$18,932
Plant and equipment	1,320	1,520
Total	19,942	20,452
Less: accumulated amortization	(6,846)	(6,674)
Total	$13,096	$13,778

Expro Group Holdings International Limited

Notes to Condensed Consolidated Financial Statements (Unaudited)

For the Three and Six Months Ended June 30, 2021 and 2020

13.	Property, plant and equipment, net (continued)

No impairment charges were recognized for the three and six months ended June 30, 2021. No impairment charges were recorded for the three months ended June 30, 2020, however, we recognized impairment charges of $8.3 million for the six months ended June 30, 2020, which is included in “Impairment charges” in our unaudited condensed consolidated statement of operations. Refer to Note 3 Impairment charges for further details.

14.	Intangible assets, net

The following table summarizes our intangible assets as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30, 2021			December 31, 2020
	Gross carrying amount	Accumulated impairment and amortization	Net book value	Gross carrying amount	Accumulated impairment and amortization	Net book value	Weighted average remaining life (years)
Customer relationships and contracts	$215,200	$(88,471)	$126,729	$215,200	$(78,846)	$136,354	6.6
Trademarks	40,100	(28,052)	12,048	40,100	(27,137)	12,963	6.6
Technology	79,538	(58,141)	21,397	79,538	(56,635)	22,903	7.3
Software	9,240	(7,294)	1,946	7,387	(6,439)	948	1.0
Total	$344,078	$(181,958)	$162,120	$342,225	$(169,057)	$173,168	6.6

Amortization expense for intangible assets was $6.4 million and $12.9 million for the three and six months ended June 30, 2021, respectively and $6.1 million and $14.2 million for the three and six months ended June 30, 2020, respectively, which is included in “Cost of revenue” in the unaudited condensed consolidated statements of operations.

No impairment charges were recognized for the three and six months ended June 30, 2021. No impairment charges were recorded for the three months ended June 30, 2020, however, we recognized impairment charges of $60.4 million for the six months ended June 30, 2020, which is included in “Impairment charges” in our unaudited condensed consolidated statement of operations. Refer to Note 3 Impairment charges for further details.

The following table summarizes impairment charges by geographic segment for the six months ended June 30, 2020 (in thousands):

	Customer relationships and contracts	Technology	Trademarks	Total
ESSA	$-	$6,909	$4,070	$10,979
ASIA	-	7,100	-	7,100
NLA	10,262	20,616	11,437	42,315
Total	$10,262	$34,625	$15,507	$60,394

15.	Goodwill

Our reporting units are either our operating segments or components of our operating segments depending on the level at which segment management oversees the business. Our reporting units include Europe and the Commonwealth of Independent States (“ECIS”), Sub-Saharan Africa (“SSA”), MENA, ASIA, North America (“NAM”) and Latin America (“LATAM”).

The allocation of goodwill by reporting segment as of June 30, 2021 and December 31, 2020 is as follows (in thousands):

ESSA	$14,504
ASIA	11,000
Total	$25,504

Expro Group Holdings International Limited

Notes to Condensed Consolidated Financial Statements (Unaudited)

For the Three and Six Months Ended June 30, 2021 and 2020

15.	Goodwill (continued)

The following table provides the gross carrying amount and cumulative impairment charges of goodwill for each reportable segment as of June 30, 2021 and December 31, 2020 (in thousands):

	Cost	Accumulated impairment	Net Book Value
ESSA	$28,982	$(14,478)	$14,504
ASIA	51,113	(40,113)	11,000
MENA	126,383	(126,383)	-
NLA	37,341	(37,341)	-
Total	$243,819	$(218,315)	$25,504

No impairment charges were recognized for the three and six months ended June 30, 2021. No impairment charges were recorded for the three months ended June 30, 2020, however, we recognized impairment charges of $191.9 million for the six months ended June 30, 2020, which is included in “Impairment charges” in our unaudited condensed consolidated statement of operations. Refer to Note 3 Impairment charges for further details.

The following table summarizes the impairment charges by reporting segment for the six months ended June 30, 2020 (in thousands):

ASIA	$40,113
MENA	126,383
NLA	25,397
Total	$191,893

16.	Interest bearing loans

On December 20, 2018, we entered into a Revolving Credit Facility (“RCF”) with an aggregate commitment of $150.0 million with up to $100.0 million available for drawdowns as loans and up to $50 million for bonds and guarantees. The RCF bears interest at U.S. dollar LIBOR plus 3.75% and is secured by a fixed and floating charge on the assets including cash and cash equivalents, accounts receivables, inventories and property, plant and equipment of some of our fully owned subsidiaries as defined in the agreement. During 2020, the Group entered into an amended agreement, which extended the maturity date of the RCF to December 31, 2022.

On December 18, 2020, the Group agreed to a $12.5 million incremental facility, under the same RCF extended terms, bringing the aggregate commitment to $162.5 million with up to $100 million available for drawdowns as loan and up to $62.5 million for bonds and guarantee.

No drawdowns as loans have been made, however, as of June 30, 2021 and December 31, 2020, we had utilized $19.5 million and $18.1 million, respectively, for bonds and guarantees.

17.	Commitments and Contingencies

Commercial Commitments

During the normal course of business, we enter into commercial commitments in the form of letters of credit and bank guarantees to provide financial and performance assurance to third parties. We had entered into contractual commitments for the acquisition of property, plant and equipment totaling $15.4 million and $42.3 million as of June 30, 2021 and December 31, 2020, respectively.

Litigation

In the ordinary course of business, the Group is routinely involved in various pending or threatened litigation claims on disputes incidental to our business, which may or may not be covered by insurance. In our opinion, the Group’s ultimate liability, if any, with respect to these action legal claims, disputes or compliance reviews is not expected to have a material adverse effect on these unaudited condensed consolidated financial statements.

Expro Group Holdings International Limited

Notes to Condensed Consolidated Financial Statements (Unaudited)

For the Three and Six Months Ended June 30, 2021 and 2020

18.	Post-retirement benefits

Amounts recognized in the unaudited condensed consolidated statements of operations in respect of the defined benefit schemes were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Service cost	$-	$(132)	$-	$(332)
Amortization of prior service credit	61	-	122	-
Interest cost	(840)	(1,131)	(1,677)	(2,355)
Expected return on plan assets	1,150	1,099	2,331	2,286
Total	$371	$(164)	$776	$(401)

The Group contributed $0.9 million and $1.8 million for the three and six months ended June 30, 2021 respectively and $0.8 million and $1.6 million for the three and six months ended June 30, 2020, respectively, to defined benefit schemes.

The service costs have primarily been included in “Cost of revenue” in the unaudited condensed consolidated statements of operations. Amortization of prior service credit, interest cost and expected return on plan assets have been recognized in “Other income, net” in the unaudited condensed consolidated statements of operations.

19.	Management incentive plan

Stock Based Compensation Plans

During October 2018, our Board approved the Expro Group Holdings International Limited 2018 Management Incentive Plan which comprises the stock based compensation plans (a) stock options to non-executive directors and key management personnel and (b) restricted stock units ("RSUs").

Due to the nature of the performance and exercise conditions, recognition of compensation cost for the options have been deferred until the occurrence of a liquidity event, as defined in the plan rules.

As of June 30, 2021, the total compensation cost related to non-vested awards not yet recognized is $49.2 million which would be recognized in the period when the occurrence of a Liquidity Event, as defined in the plan rules is deemed probable. As of June 30, 2021, a Liquidity Event has not been deemed probable and accordingly, no adjustments have been made for the unrecognized stock based compensation costs.

There has been no forfeiture of options during the three and six months ended June 30, 2021. There were no further grants or exercise of options or RSUs during the same period.

20.	Warrants

As of June 30, 2021 and December 31, 2020, the Company has outstanding warrants consisting of the following:

●

1,284,978 “A” Warrants which entitles its holders to common stock of up to 2% in the Group. The “A” Warrants are exercisable at a strike price of approximately $30.40 per share on the occurrence of certain specified events involving EGHIL and, if not exercised, expire 5 years from February 5, 2018 (“the Effective Date”).

●

4,497,414 “B” Warrants, which entitles its holders to common stock of up to 7% in the Group. The “B” Warrants are exercisable at a strike price of approximately $30.40 per share on the occurrence of certain specified events involving EGHIL and, if not exercised, expire 5 years from the Effective Date.

Expro Group Holdings International Limited

Notes to Condensed Consolidated Financial Statements (Unaudited)

For the Three and Six Months Ended June 30, 2021 and 2020

21.	Loss per share

Basic loss per share attributable to the Company stockholders is calculated by dividing net loss attributable to the Company by the weighted-average number of common shares outstanding for the period. Diluted loss per share attributable is computed giving effect to all potential dilutive common stock, unless there is a net loss for the period.

The calculation of basic and diluted loss per share attributable to the Company stockholder for the three and six months ended June 30, 2021 and 2020 respectively, are as follows (in thousands, except shares outstanding and per share amounts):

	Three Months Ended June, 30		Six Months Ended June, 30
	2021	2020	2021	2020
Net loss	$(8,381)	$(13,339)	$(28,773)	$(278,509)
Basic and diluted weighted average number of shares outstanding	58,489,895	58,489,895	58,489,895	58,489,895
Total basic and diluted loss per share	$(0.14)	$(0.23)	$(0.49)	$(4.76)

The conditions upon which shares are issuable for our outstanding warrants and stock options have not been satisfied as of June 30, 2021 and 2020, assuming the respective balance sheet date is the end of the contingency period. Accordingly, they have not been included in determining the number of anti-dilutive shares.

22.	Related party disclosures

Our related parties consist primarily of CETS and PVD-Expro, the two companies in which we exert significant influence. During the three and six months ended June 30, 2021, we provided goods and services to related parties totaling $1.3 million and $4.0 million, during the three and six months ended June 30, 2020, we provided goods and services to related parties totaling $7.5 million and $12.3 million, respectively.

As of June 30, 2021 and December 31, 2020 amounts receivable from the related parties related to the sale of such good and services were $5.4 million and $7.2 million, respectively.

23.	Subsequent events

The Group has evaluated subsequent events through August 5, 2021, and has determined there are no events that require disclosure or recognition in these unaudited condensed consolidated financial statements.